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Jon W. Clark
Chief Financial Officer
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-Or-
Julia M. Rivera
Investor Relations
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Gramercy Capital Corp. Files 2011 First and Second Quarterly Reports with the SEC – Company
Returns to Current Financial Reporting

NEW YORK, N.Y. – October 11, 2011 – Gramercy Capital Corp. (NYSE: GKK) today reported results for the first and second quarters of 2011 in its quarterly reports on Form 10-Q with the U.S. Securities and Exchange Commission, or SEC, marking its return to current financial reporting.  The Company filed its annual report on Form 10-K with the SEC on September 23, 2011.

Fourth Quarter 2010 Through Second Quarter 2011 Highlights

☐
In September 2011, entered into a settlement agreement, or the Settlement Agreement, for an orderly transfer of substantially all of Gramercy Realty’s assets to the senior mezzanine lender for full satisfaction of the Company’s obligations with respect to the $240.5 million Goldman Mortgage Loan and $549.7 million Goldman Mezzanine Loans that matured on May 9, 2011 and, subject to certain termination provisions, an arrangement for the Company’s continued management of the transferred assets on behalf of the senior mezzanine lender for a fixed fee plus incentive fees.

☐
For the six months ended June 30, 2011 and the year ended December 31, 2010, generated funds from operations, or FFO, of $57.2 million and negative FFO of $870.6 million, respectively, an increase of $20.8 million and a decrease of $453.0 million from FFO of $36.4 million and negative FFO of $417.6 million recorded for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively.  On a fully diluted per common share basis, FFO was $1.13 for the six months ended June 30, 2011 and negative $17.44 for the year ended December 31, 2010 as compared to FFO of $0.73 and negative $8.38 for the six months ended June 30, 2010 and for the year ended December 31, 2009, respectively.  FFO for the year ended December 31, 2010 reflects a non-cash impairment charge of $912.1 million, or $18.27 on a fully diluted per common share basis, relating to the Company’s execution of the Settlement Agreement with respect to Gramercy Realty’s assets.

☐
For the six months ended June 30, 2011 and the year ended December 31, 2010, net income (loss) to common stockholders was $20.4 million, or $0.40 per common diluted share, and $(968.8) million, or $(19.40) per common diluted share, respectively, as compared to the net income (loss) of $(18.10) million, or $(0.36) per diluted common share, and $(529.0) million, or $(10.61) per diluted common share, for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively.

☐
As of June 30, 2011 and December 31, 2010, respectively, maintained approximately $245.1 million and $275.8 million of corporate liquidity, which excludes cash held within the Gramercy Realty division, but includes other unrestricted cash and restricted cash available for investment in the Company’s CDOs. In addition, as of June 30, 2011, the Company holds an aggregate of $54.0 million of par value Class A-1, A-2 and B securities previously issued by the Company’s CDOs that are available for re-issuance.  The fair value of the repurchased CDO bonds is approximately $42.1 million as of June 30, 2011.

☐
As of June 30, 2011 and December 31, 2010, maintained $132.5 million and $185.8 million of unrestricted corporate cash as compared to $104.1 million and $104.8 million reported by Corporate as of June 30, 2010 and December 31, 2009, respectively.

☐
During the six months ended June 30, 2011, repurchased $48.3 million of CDO bonds previously issued by the Company’s 2005-1 and 2006-1 CDOs, generating gains on early extinguishment of debt of $14.5 million.

☐
During the six months ended June 30, 2011, originated or purchased five new loan investments in the Company’s CDOs deploying approximately $194.0 million of restricted cash within the Company’s CDOs.  The origination and purchase activity compares to $113.8 million of originations during the year ended December 31, 2010.

“Our return to current financial reporting marks the culmination of many months of work negotiating the settlement agreement with Gramercy Realty’s lenders,” said Chief Executive Officer Roger M. Cozzi.  “During this period of significant financial turbulence, now approaching four years, the Company has continually focused on preserving corporate liquidity and creating a stable, flexible balance sheet.  The completion of the Realty settlement agreement has enabled the Company to emerge with a smaller asset base, a substantial liquidity position, no unfunded obligations and, most importantly, no recourse debt.”

Fourth Quarter 2010 Through Second Quarter 2011 Summary

Results for the fourth quarter 2010 through the second quarter 2011 reflect the Company’s continued focus on improving its consolidated balance sheet by reducing leverage, generating liquidity from existing assets, actively managing portfolio credit, accretively re-investing repayments in loan and commercial mortgage backed securities, or CMBS, and renewing expiring leases.

For the six months ended June 30, 2011 and the year ended December 31, 2010, the Company generated FFO of $57.2 million and negative FFO of $870.6 million, respectively, an increase of $20.8 million and a decrease of $453.0 million from FFO of $36.4 million and negative FFO of $417.6 million recorded for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively.  On a fully diluted per common share basis, FFO was $1.13 and negative $17.44 for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively, as compared to FFO of  $0.73 and negative $8.38 for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively.

For the six months ended June 30, 2011 and the year ended December 31, 2010, net income (loss) to common stockholders was $20.4 million, or $0.40 per common diluted share, and $(968.8) million, or $(19.40) per common diluted share, respectively, as compared to the net income (loss) of $(18.1) million, or $(0.36) per diluted common share, and $(529.0) million, or $(10.61) per diluted common share, for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively.

The continuing improvement in net income and FFO is driven primarily from a reduction in loan loss provisions and impairments within Gramercy Finance.  Loan loss provisions and impairments were $126.6 million for the year ended December 31, 2010 as compared to $668.9 million for the prior year.

During 2010, the Company recorded impairment charges totaling $912.1 million from continuing operations to reduce the carrying value of 692 properties to estimated fair value.  All of the impaired properties are part of the Gramercy Realty portfolio and serve as collateral for the Goldman Mortgage Loan and the Goldman Mezzanine Loans.  Substantially all of the impaired properties will be transferred to the mezzanine lenders pursuant to the Settlement Agreement in full satisfaction of the Company’s obligations with respect to the Goldman Mortgage Loan and the Goldman Mezzanine Loans.  As a result of recording these impairments, the Company’s total stockholders’ equity, or book equity, was negative $549.3 million and $493.9 million as of June 30, 2011 and December 31, 2010, respectively.  The carrying value of liabilities associated with the impaired properties have not yet been adjusted and remained outstanding as of June 30, 2011 and December 31, 2010.  As of June 30, 2011, the liabilities of the impaired properties exceeded the carrying value of the assets and, as a result, the transfer of the Realty division assets and liabilities pursuant to the Settlement Agreement, which commenced on September 1, 2011, will generate gains as the carrying values of such liabilities are reduced to $0, which in turn will reduce the Company’s negative book equity balance.  After all transfers are complete, which the Company anticipates will occur by December 15, 2011, the Company expects that stockholders’ equity will remain negative, however, such negative balance will be substantially lower than the negative $549.3 million balance presented on the June 30, 2011 balance sheet.

Quarterly Financial Results (amounts in thousands, except per share data)

	2011 (1)			2010 (1)
	Q1	Q2	First Half	Q4	2010 YTD
Revenues
Rental revenue and operating expense reimbursements	$103,882	$103,408	$207,225	$104,606	$425,373
Investment income	40,511	39,748	80,259	37,810	166,642
Other income	4,321	19,541	23,862	7,087	15,133
Total revenues	148,714	162,697	311,346	149,503	607,148
Expenses
Total property operating expenses	50,762	49,091	99,787	956,561	1,097,137
Interest expense	50,589	56,690	107,280	49,422	198,107
Depreciation and amortization	18,898	18,626	37,511	27,565	108,232
Management, general and administrative	6,417	7,694	14,111	9,208	33,293
Provision for loan loss and impairments	17,500	24,820	42,320	38,122	126,567
Total expenses	144,166	156,921	301,009	1,080,878	1,563,336
Income (loss) from continuing operations before equity in income from joint ventures, provisions for taxes and non-controlling interest	4,548	5,776	10,337	(931,375)	(956,188)
Equity in net loss of joint ventures	(687)	(706)	(1,393)	(753)	(4,139)
Income (loss) from continuing operations before provision for taxes, gain on extinguishment of debt and discontinued operations	3,861	5,070	8,944	(932,128)	(960,327)
Gain on extinguishment of debt	3,656	10,870	14,526	-	19,443
Provision for taxes	(70)	(3)	(73)	(843)	(966)
Net income (loss) from continuing operations	7,447	15,937	23,397	(932,971)	(941,850)
Net income (loss) from discontinued operations	(698)	1,325	614	(34,426)	(31,693)
Net income (loss)	6,749	17,262	24,011	(967,397)	(973,543)
Net (income) loss attributable to non-controlling interest	-	-	-	(61)	(145)
Net income (loss) attributable to Gramercy Capital Corp.	6,749	17,262	24,011	(967,458)	(973,688)
Accrued preferred stock dividends	(1,790)	(1,790)	(3,580)	(1,790)	(8,798)
Excess of carrying amount of tendered preferred stock over consideration paid	-	-	-	13,713	13,713
Net income (loss) available to common stockholders	$4,959	$15,472	$20,431	$(955,535)	$(968,773)
Basic earnings per share:
Net income (loss) from continuing operations, net of non-controlling interest and after preferred dividends	$0.11	$0.28	$0.40	$(18.43)	$(18.77)
Net income (loss) from discontinued operations	(0.01)	0.03	0.01	(0.69)	(0.63)
Net income (loss) available to common stockholders	$0.10	$0.31	$0.41	$(19.12)	$(19.40)
Diluted earnings per share:
Net income (loss) from continuing operations, net of non-controlling interest and after preferred dividends	$0.11	$0.28	$0.39	$(18.43)	$(18.77)
Net income (loss) from discontinued operations	(0.01)	0.03	0.01	(0.69)	(0.63)
Net income (loss) available to common stockholders	$0.10	$0.31	$0.40	$(19.12)	$(19.40)

(1) This financial information has not been adjusted to reflect the reclassification of assets between continuing operations and discontinued operations subsequent to the reporting date.

The Company’s business is organized into two complementary business segments, supported by a corporate balance sheet with a strong liquidity position and, subsequent to the consummation of the Settlement Agreement with respect to the Company’s Realty division assets, no recourse debt obligations.

The Company’s CDO investment and management business, which operates under the name Gramercy Finance, focuses on the direct origination, acquisition and portfolio management of whole loans, bridge loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate related securities.

The Company’s real estate investment and management business, which operates under the name Gramercy Realty, historically focused on the acquisition and management of commercial properties leased primarily to regulated financial institutions and affiliated users throughout the United States.  Subsequent to the execution of the Settlement Agreement, Gramercy Realty will also engage in third-party management of commercial properties for Realty’s former senior mezzanine lender in addition to managing the Company’s real estate assets and Gramercy Finance’s REO properties.

Corporate

As of June 30, 2011 and December 31, 2010, the Company maintained $132.5 million and $185.8 million of unrestricted cash as compared to $104.1 million and $104.8 million reported as of June 30, 2010 and December 31, 2009, respectively.  Corporate liquidity at June 30, 2011 and December 31, 2010 was approximately $245.1 million and $275.8 million, respectively.  Corporate liquidity at June 30, 2011 excludes cash held within the Gramercy Realty division, which is subject to the terms and conditions set forth in the Settlement Agreement, but includes other unrestricted cash, and restricted cash available for investment in the Company’s CDOs.  In addition, as of June 30, 2011, the Company holds an aggregate of $54.0 million of par value Class A-1, A-2 and B CDO securities previously issued by the Company’s CDOs that are available for re-issuance.  The fair value of the repurchased CDO bonds is approximately $42.1 million as of June 30, 2011.

In June 2011, the Company’s Board of Directors established a special committee to direct and oversee an exploration of the strategic alternatives available to the Company subsequent to the execution of the Settlement Agreement for the Realty division assets.  The special committee will consider the strategic direction of the Company’s investments, the feasibility of raising debt or equity capital and the possibility of a strategic combination of the Company or its assets.  The special committee is authorized to hire a financial advisor to assist in the process.

Subsequent to June 30, 2011, but prior to its July 2011 distribution date, approximately $110.2 million of restricted cash within the 2006-1 CDO was deployed into loan and CMBS investments.  The reinvestment period of the 2006-1 CDO concluded with its July 2011 distribution date and, subsequently, Gramercy Finance’s liquidity balance will exclude restricted cash of the 2006-1 CDO since principal repayments received from its underlying investments will be used to repay outstanding CDO liabilities.  The following chart summarizes the Company’s liquidity as of June 30, 2011 and December 31, 2010 (dollar amounts in thousands):

	June 30, 2011	December 31, 2010	Change
Cash and cash equivalents :
Corporate	$132,489	$185,799	$(53,310)
Gramercy Realty (1)	34,459	35,046	(587)
Subtotal	$166,948	$220,845	$(53,897)

Restricted CDO cash-Gramercy Finance:
CDO 2005-1	$-	$-	$-
CDO 2006-1	111,263	42,101	69,162
CDO 2007-1	1,368	47,932	(46,564)
Subtotal	112,631	90,033	22,598
Total	$279,579	$310,878	$(31,299)

(1) Cash held within Gramercy Realty is subject to the Settlement Agreement and will be transferred to Gramercy Realty's senior mezzanine lender.

Substantially all of the Company’s cash flow is generated from distributions from its CDOs within its Gramercy Finance division.  The Company's CDOs contain minimum interest coverage and asset overcollateralization covenants that must be satisfied for the Company to receive cash flow on certain of the interests in its CDOs retained by the Company and to receive the subordinate collateral management fees.  During periods when these covenants are not satisfied for a particular CDO, cash flows from that CDO that would otherwise be paid to the Company as a subordinate bondholder, holder of the preferred shares and in respect of the subordinate collateral management fee are diverted from the Company to repay principal and interest on the senior-most outstanding CDO bonds.  As of July 2011, the most recent distribution date, the Company’s 2005-1 and 2006-1 CDOs were in compliance with their interest coverage and asset overcollateralization covenants; however, the compliance margin was narrow and relatively small declines in collateral performance and credit metrics could cause the CDOs to fall out of compliance.  The Company expects that the overcollateralization test for the 2005-1 CDO will fail at the October 2011 distribution date.  The Company’s 2005-1 CDO failed its overcollateralization test at the April 2011 and January 2011 distribution dates and the Company’s 2007-1 CDO failed its overcollateralization test at the August 2011, May 2011 and February 2011 distribution dates.  The following chart summarizes the CDO compliance tests as of the most recent distribution dates (July 25, 2011 for the Company’s 2005-1 and 2006-1 CDOs and August 19, 2011 for the Company’s 2007-1 CDO):

Cash Flow Triggers	CDO 2005-1	CDO 2006-1	CDO 2007-1
Overcollateralization (1)
Current	118.96%	109.21%	87.26%
Limit	117.85%	105.15%	102.05%
Compliance margin	1.11%	4.06%	-14.79%
Pass/Fail	Pass	Pass	Fail
Interest Coverage (2)
Current	650.49%	695.19%	N/A
Limit	132.85%	105.15%	N/A
Compliance margin	517.64%	590.04%	N/A
Pass/Fail	Pass	Pass	N/A

(1)
The overcollateralization ratio divides the total principal balance of all collateral in the CDO by the total bonds outstanding for the classes senior to those retained by the Company. To the extent an asset is considered a defaulted security, the asset’s principal balance is multiplied by the asset’s recovery rate which is determined by the rating agencies.

(2)	The interest coverage ratio divides interest income by interest expense for the classes senior to those retained by the Company.

Cash flows generated from the Company’s CDOs for the fourth quarter of 2010, year ended December 31, 2010 and for the year to date 2011, are summarized as follows (dollar amounts in thousands):

	Collateral Manager Fees and CDO Distributions
	CDO 2005-1		CDO 2006-1		CDO 2007-1
	Fees	Distributions	Fees	Distributions	Fees	Distributions	Total

4Q 2010	$441	$-	$1,103	$7,811	$181	$-	$9,536
Total 2010	$2,438	$10,114	$4,414	$36,343	$736	$-	$54,046

1Q 2011	$434	$-	$1,119	$7,615	$178	$-	$9,346
2Q 2011	$422	$-	$1,124	$7,463	$173	$-	$9,183
3Q 2011	$426	$5,477	$1,124	$6,634	$180	$-	$13,841
Total 2011	$1,283	$5,477	$3,366	$21,712	$531	$-	$32,370

During the six months ended June 30, 2011 and the year ended December 31, 2010, the Company repurchased at a discount, notes issued by its three CDOs, generating net gains on early extinguishment of debt of $14.5 million and $19.4 million, respectively.  Repurchases included some of the senior-most classes of notes from CDO 2005-1 and CDO 2006-1.  The bonds were not retired, but are reflected on the Company’s balance sheet as a reduction in the amount of CDO bonds outstanding as of June 30, 2011.  The Company views the Class A-1, A-2 and B bonds as attractive investments with reasonable near-term liquidity.

Interest expense includes costs related to $2.6 billion of non-recourse long-term notes issued by the three CDOs that are consolidated on the Company’s balance sheet and $2.2 billion of mortgage and mezzanine notes payable.  Interest expense was $107.3 million and $198.1 million, respectively, for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively, compared to $98.7 million and $229.5 million for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively.  The decline in interest expense is primarily attributable to the overall decline of the Company’s outstanding debt obligations from December 31, 2009 to December 31, 2010.  The increase in interest expense for the six months ended June 30, 2011 as compared to the prior period is primarily attributable to a higher interest rate on the Goldman Mortgage Loan and the Goldman Mezzanine Loans.

Management, general and administrative expenses were $14.1 million and $33.3 million for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively, compared to $17.3 million and $39.4 million for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively.  The decline in management, general and administrative expenses is primarily attributable to lower professional fees related to loan enforcement costs due to the significant number of loan modifications and restructurings completed in the prior periods.

Gramercy Finance

Investment income is generated on the Company’s whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity interests and CMBS within the Company’s Gramercy Finance division.  For the six months ended June 30, 2011, $51.5 million was earned on fixed rate investments and $28.7 million was earned on floating rate investments.  For the year ended December 31, 2010, $99.4 million was earned on fixed rate investments and $67.3 million was earned on floating rate investments.

Other income of $23.9 million for the six months ended June 30, 2011 is primarily composed of gains totaling $15.1 million on the sale of CMBS investments within our CDOs, the proceeds from which were deployed into higher-yielding loan investments with more attractive risk-return characteristics.

The Company recorded a net provision for loan losses of approximately $36.3 million, or $0.72 per diluted common share, and $84.4 million, or $1.69 per diluted common share, for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively.  By comparison, the Company’s provision for loan loss was approximately $54.4 million and $517.8 million for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively.  The Company’s reserve for loan losses at June 30, 2011 was approximately $299.4 million, or approximately 41.2% of the unpaid principal balance, in connection with 20 separate loans with an aggregate carrying value of approximately $395.3 million.  The Company’s reserve for loan losses at December 31, 2010 was approximately $263.5 million, or approximately 37.7% of the unpaid principal balance, in connection with 19 separate loans with an aggregate carrying value of approximately $438.5 million.  In addition, the Company recorded non-cash impairment charges of approximately $6.0 million and $39.5 million for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively, related to CMBS investments deemed to be other-than-temporarily impaired.

Substantially all of the Company’s debt investments and CMBS investments are owned in one or more of the Company’s three CDOs.  As of June 30, 2011 and December 31, 2010, debt investments owned by Gramercy Finance had a carrying value of approximately $1.1 billion, net of loan loss reserves, impairments, unamortized fees and discounts totaling approximately $358.0 million and $292.0 million as of June 30, 2011 and December 31, 2010, respectively.  CMBS investments had an aggregate carrying value of approximately $897.2 million and $1.0 billion as of June 30, 2011 and December 31, 2010, respectively, net of impairments, unamortized fees and discounts of approximately $273.7 million and $225.4 million, respectively.  To maintain flexibility and liquidity, and to improve risk adjusted returns in the Company’s CDOs, as of March 31, 2011, the Company re-designated all of its CMBS investments as available-for-sale and, accordingly, such CMBS are now carried at fair value.  Changes in fair value are not necessarily indicative of current or future changes in cash flow, which are based on actual delinquencies, defaults and sales of the underlying collateral, and therefore are not recognized in earnings.  Changes in fair value are reflected in the Statement of Stockholders’ Equity and Non-controlling Interests.  The Company continues to monitor all of its CMBS investments for other-than-temporary impairments.  The fair value adjustment for the Company’s CMBS as of June 30, 2011 was approximately $(77.8) million.  As of December 31, 2010, a majority of the Company’s CMBS were designated as held to maturity investments and, accordingly, such investments were primarily carried at amortized cost.

Loan prepayments, partial repayments, and scheduled amortization payments in Gramercy Finance’s portfolio aggregated $184.4 million and $220.0 million for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively.  As of June 30, 2011, there are no unfunded commitments associated with existing loans.

First mortgage loans remain the majority of Gramercy Finance’s debt portfolio, increasing to 75.1% at June 30, 2011, compared to 70.5% as of December 31, 2010.  The weighted average remaining term of Gramercy Finance's debt investment portfolio as of June 30, 2011 and December 31, 2010, was 2.4 and 1.8 years, respectively and the weighted average remaining term of Gramercy Finance's combined debt and CMBS portfolio remained unchanged as of June 30, 2011 and December 31, 2010 at 3.6 years.

The aggregate carrying values, allocated by investment type, and weighted average yields of Gramercy Finance’s debt and CMBS investments including debt investments held for sale, as of June 30, 2011 and December 31, 2010 were (dollar amounts in thousands):

	Carrying Value (1)		Allocation by Investment Type		Fixed Rate Average Yield		Floating Rate Average Spread over LIBOR (2)
	2011	2010	2011	2010	2011	2010	2011	2010
Whole loans, floating rate	$626,177	$659,095	56.8%	58.7%	-	-	363 bps	330 bps
Whole loans, fixed rate	201,696	132,268	18.3%	11.8%	8.34%	7.16%	-	-
Subordinate interests in whole loans, floating rate	26,515	75,066	2.4%	6.7%	-	-	585 bps	297 bps
Subordinate interests in whole loans, fixed rate	128,067	46,468	11.6%	4.1%	8.92%	6.01%	-	-
Mezzanine loans, floating rate	61,632	152,349	5.6%	13.5%	-	-	734 bps	754 bps
Mezzanine loans, fixed rate	50,512	48,828	4.6%	4.3%	12.78%	12.69%	-	-
Preferred equity, floating rate	5,224	5,224	0.5%	0.5%	-	-	350 bps	350 bps
Preferred equity, fixed rate	2,291	4,230	0.2%	0.4%	7.22%	7.25%	-	-
Subtotal/ Weighted average	1,102,114	1,123,528	100.0%	100.0%	9.11%	8.09%	402 bps	400 bps
CMBS, floating rate	48,790	50,798	5.4%	5.1%	-	-	404 bps	394 bps
CMBS, fixed rate	848,397	954,369	94.6%	94.9%	7.41%	8.37%	-	-
Subtotal/ Weighted average	897,187	1,005,167	100.0%	100.0%	7.41%	8.37%	404 bps	394 bps
Total	$1,999,301	$2,128,695	100.0%	100.0%	7.94%	8.32%	402 bps	400 bps

(1)	Loans and other lending investments and CMBS investments are presented net of unamortized fees, discounts, unfunded commitments, reserves for loan losses, impairments and other adjustments.

(2)	Spreads over an index other than 30 day-LIBOR have been adjusted to a LIBOR based equivalent. In some cases, LIBOR is floored, giving rise to higher current effective spreads.

At June 30, 2011 and December 31, 2010, Gramercy Finance had two non-performing loans with an aggregate carrying value of $0, net of associated valuation allowances.  At June 30, 2011, the Company had seven whole loans with an aggregate carrying value of $138.9 million, one subordinate interest in a whole note with a carrying value of $1.2 million, five mezzanine loans with an aggregate carrying value of $27.4 million and two preferred equity investments with an aggregate carrying value of $7.5 million classified as sub-performing.  At December 31, 2010, one first mortgage loan with a carrying value of $13.2 million and two mezzanine loans with an aggregate carrying value of $9.8 million were classified as sub-performing.

Carrying values of loan investments originated or purchased during the six months ended June 30, 2011 are summarized as follows (dollar amounts in thousands):

	Number of Investments	Debt Investments ($ in 000s)	Fixed Rate: Effective Yield	Floating Rate: Effective Spread
Whole loans - floating rate	2	$42,994	—	571 bps
Whole loans - fixed rate	3	$150,968	8.32%	—
Total	5	$193,962	8.32%	571 bps

Gramercy Realty

Rental revenues and operating expense reimbursements are primarily comprised of revenue earned on the portfolio of 889 properties owned by Gramercy Realty as of June 30, 2011.

For the six months ended June 30, 2011 and for the year ended December 31, 2010, rental revenue and operating expense reimbursements totaled approximately $207.2 million and $425.3 million, respectively, compared to $212.6 million and $437.8 million for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively.

During 2010 and into 2011, the Company sought to extend or restructure Gramercy Realty’s $240.5 million mortgage loan with Goldman Sachs Mortgage Company, or GSMC, Citicorp North America, Inc., or Citicorp, and SL Green Realty Corp., or SL Green, or the Goldman Mortgage Loan, and Gramercy Realty’s $549.7 million senior and junior mezzanine loans with KBS Real Estate Investment Trust, Inc., or KBS, GSMC, Citicorp and SL Green, or the Goldman Mezzanine Loans.  The Goldman Mortgage Loan was collateralized by approximately 195 properties held by Gramercy Realty and the Goldman Mezzanine Loans are collateralized by the equity interest in substantially all of the entities comprising the Gramercy Realty division, including its cash and cash equivalents totaling $34.5 million as of June 30, 2011.  In March and April 2011, immediately prior to the final maturity of the Goldman Mortgage Loan and the Goldman Mezzanine Loans, the Company entered into a series of short term extensions to provide additional time to exchange and consider proposals for an extension, modification, restructuring or refinancing of the Goldman Mortgage Loan and the Goldman Mezzanine Loans and to explore an orderly transition of the collateral to the lenders if such discussions failed.  On May 9, 2011, the Company announced that the scheduled maturity of the Goldman Mortgage Loan and the Goldman Mezzanine Loans occurred without repayment and without an extension or restructuring of the loans by the lenders.  Notwithstanding the maturity and non-repayment of the loans, the Company maintained active communications with the lenders and in September 2011, the Company entered into a Settlement Agreement for an orderly transition of substantially all of Gramercy Realty’s assets to Gramercy Realty’s senior mezzanine lenders in full satisfaction of Gramercy Realty’s obligations with respect to Gramercy Realty’s Goldman Mortgage Loan, and the Goldman Mezzanine Loans, in exchange for a mutual release of claims among the Company and the mortgage and mezzanine lenders and, subject to certain termination provisions, the Company’s continued management of Gramercy Realty’s assets on behalf of the mezzanine lender for a fixed fee plus incentive fees.  In July 2011, Gramercy Realty’s Dana portfolio, which consisted of 15 properties totaling approximately 3.8 million rentable square feet, was transferred to its mortgage lender through a deed in lieu of foreclosure.  Subsequent to those agreements, the business of Gramercy Realty will change from being primarily an owner of commercial properties to being primarily a third-party manager of commercial properties.  The scale of Gramercy Realty’s revenues will substantially decline as a substantial portion of net revenues from property operations will be replaced with fee revenues of a substantially smaller scale.  The Company anticipates that all transfers will be completed by December 15, 2011, after which, the Company expects to retain a portfolio of commercial real estate with an aggregate book value of approximately $121.5 million, encumbered by non-recourse mortgage debt held by the Company’s CDOs totaling $94.3 million, which mortgage debt is eliminated on the Company’s consolidated financial statements.

In September 2011, the Company, as part of the Settlement Agreement, entered into an interim management arrangement, or the Interim Management Agreement, to provide for Gramercy Realty’s continued management of the transferred assets through December 31, 2013 for a fixed fee of $10.0 million annually, the reimbursement of certain costs and incentive fees equal to 10.0% of the excess of the equity value, if any, of the transferred collateral over $375.0 million plus all new capital invested into the transferred collateral by KBS, its affiliates and/or joint venture partners, or the Threshold Value Participation, and 12.5% of the excess equity value, if any, of the transferred collateral over $468.5 million plus all new capital invested into the transferred collateral by KBS, its affiliates and/or joint venture partners, or the Excess Value Participation.  The minimum amount of the Threshold Value Participation equals $3.5 million.  The Threshold Value Participation and the Excess Value Participation will be valued and paid following the earlier of December 31, 2013, subject to extension to no later than December 31, 2015, or the sale by KBS of at least 90% (by value) of the transferred collateral.  Under the terms of the Interim Management Agreement, the Company does not forfeit its incentive fee rights unless it resigns as manager or is terminated as manager for cause and, with respect to the Excess Value Participation, in the event of a Failure to Agree Termination (as defined below).  The Interim Management Agreement may be terminated by either party without cause 90 days following written notice; however, any notice of termination given by the Company cannot be effective until December 31, 2011 at the earliest.  Notwithstanding the foregoing, the Company has commenced and diligently seeks to negotiate a full and complete management services agreement with KBS.  However, if the parties do not execute a mutually acceptable asset management services agreement prior to March 31, 2012, a Failure to Agree Termination shall be effectuated and the Interim Management Agreement shall automatically terminate on June 30, 2012, without liability or a penalty of any kind, except for the Company’s loss of the Excess Value Participation.

Gramercy Realty’s portfolio consists of office buildings and bank branches serving primarily investment-grade rated financial institutions.  Gramercy Realty’s operating property portfolio as of June 30, 2011 and December 31, 2010 is summarized below:

	Number of Properties			Rentable Square feet		Occupancy
Properties (1)	June 30, 2011		December 31, 2010	June 30, 2011	December 31, 2010	June 30, 2011	December 31, 2010
Branches	568		571	3,669,601	3,689,190	84.2%	84.4%
Office Buildings	320		321	21,592,250	21,613,441	81.6%	82.3%
Land	1		2	-	-	-	-
Total	889	(2)	894	25,261,851	25,302,631	82.0%	82.6%

(1)
Excludes investments in unconsolidated joint ventures.  Approximately 872 properties, of which 52 properties are held by an unconsolidated joint venture, comprising of approximately 20.9 million rentable square feet, of which approximately 251,349 rentable square feet are held owned through an unconsolidated joint venture, are expected to be subject to the Settlement Agreement and ownership will be transferred to Gramercy Realty’s mezzanine lenders.  In addition, the Dana portfolio, which consists of 15 properties comprising of approximately 3.8 million rentable square feet, was transferred to its mortgage lender through a deed in lieu of foreclosure in July 2011.

(2)	As of June 30, 2011, includes the sale of five properties.

Dividends

Beginning with the third quarter of 2008, the Company’s board of directors elected not to pay a dividend on the Company’s common stock.  The Company’s board of directors also elected not to pay the Series A preferred stock dividend of $0.50781 per share beginning with the fourth quarter of 2008.  As a result, the Company has accrued preferred stock dividends for over six quarters which pursuant to the terms of the Company’s charter, permits the Series A preferred stockholders to elect an additional director to the board of directors.  The Company may, or upon a properly submitted request of the holders of the Series A preferred stock representing 20% or more of the liquidation value of the Series A preferred stock shall, call a special meeting of its stockholders to elect such additional director in accordance with the provisions of the Company’s bylaws and other procedures established by the Company’s board of directors relating to election of directors.  The Company may not pay any dividends on its common stock until all accrued dividends and the dividend for the then current quarter on the Series A preferred stock are paid in full. The Company expects that it will continue to elect to retain capital for liquidity purposes until the requirement to make a cash distribution to satisfy its REIT requirements arise.

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property management and investment company whose Gramercy Finance division focuses on the direct origination, acquisition and portfolio management of whole loans, bridge loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division historically focused on the acquisition and management of commercial properties leased primarily to financial institutions and affiliated users throughout the United States.  The Company is headquartered in New York City and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina, and St. Louis, Missouri.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

Disclaimer

Non GAAP Financial Measures

The Company has used non-GAAP financial measures as defined by SEC Regulation G in this press release.  A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 18 of this release.

(GKK-EN)

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations.  Actual results could vary from those presented herein.  The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  For further information, please refer to the Company's filings with the SEC.

Selected Financial Data
Gramercy Capital Corp.
Condensed Consolidated Statements of Operations
(Unaudited, dollar amounts in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues
Rental revenue	$74,350	$76,654	$149,909	$154,651
Investment income	39,748	43,808	80,259	88,059
Operating expense reimbursements	29,058	29,120	57,316	57,988
Other income	19,541	2,086	23,862	3,955
Total revenues	162,697	151,668	311,346	304,653

Expenses
Property operating expenses
Real estate taxes	9,972	10,137	20,315	20,660
Utilities	9,796	9,057	20,041	19,247
Ground rent and leasehold obligations	5,063	5,022	9,888	9,839
Property and leasehold impairments	691	-	721	(1)
Direct billable expenses	1,559	1,046	2,614	2,360
Other property operating expenses	22,010	19,840	46,208	39,114
Total property operating expenses	49,091	45,102	99,787	91,219
Interest expense	56,690	48,476	107,280	98,746
Depreciation and amortization	18,626	26,399	37,511	54,076
Management, general and administrative	7,694	9,830	14,111	17,316
Management fees	-	-	-	-
Impairment on commercial mortgage-backed securities	6,037	2,277	6,037	14,603
Provision for loan loss	18,783	13,230	36,283	54,390
Total expenses	156,921	145,314	301,009	330,350

Income (loss) from continuing operations before equity in income (loss) from unconsolidated joint ventures, provisions for taxes and non-controlling interest	5,776	6,354	10,337	(25,697)

Equity in net income of unconsolidated joint ventures	(706)	(1,017)	(1,393)	(2,687)
Income (loss) from continuing operations before provision for taxes, gain on extinguishment of debt and discontinued operations	5,070	5,337	8,944	(28,384)
Gain on extinguishment of debt	10,870	-	14,526	7,740
Provision for taxes	(3)	(66)	(73)	(104)
Net income (loss) from continuing operations	15,937	5,271	23,397	(20,748)
Net income (loss) from discontinued operations	(112)	3,490	(1,760)	6,080
Net gains from disposals	1,437	271	2,374	1,312
Net income (loss) from discontinued operations	1,325	3,761	614	7,392
Net income (loss)	17,262	9,032	24,011	(13,356)
Net (income) loss attributable to non-controlling interest	-	20	-	(24)
Net income (loss) attributable to Gramercy Capital Corp.	17,262	9,052	24,011	(13,380)
Accrued preferred stock dividends	(1,790)	(2,336)	(3,580)	(4,672)
Net income (loss) available to common stockholders	$15,472	$6,716	$20,431	$(18,052)

Basic earnings per share:
Net income (loss) from continuing operations, net of non-controlling interest and after preferred dividends	$0.28	$0.05	$0.40	$(0.51)
Net income (loss) from discontinued operations	0.03	0.08	0.01	0.15
Net income (loss) available to common stockholders	$0.31	$0.13	$0.41	$(0.36)

Diluted earnings per share:
Net income (loss) from continuing operations, net of non-controlling interest and after preferred dividends	$0.28	$0.05	$0.39	$(0.51)
Net income (loss) from discontinued operations	0.03	0.08	0.01	0.15
Net income (loss) available to common stockholders	$0.31	$0.13	$0.40	$(0.36)
Basic weighted average common shares outstanding	49,998,728	49,905,648	49,995,429	49,902,248
Diluted weighted average common shares and common share equivalents outstanding	50,692,846	50,432,260	50,716,953	49,902,248

Gramercy Capital Corp.
Condensed Consolidated Balance Sheets
(Unaudited, dollar amounts in thousands, except share and per share data)

	June 30,	December 31,
	2011	2010
Assets:
Real estate investments, at cost:
Land	$611,839	$608,455
Building and improvements	1,834,139	1,818,012
Other real estate investments	20,318	20,318
Less: accumulated depreciation	(191,381)	(168,333)
Total real estate investments, net	2,274,915	2,278,452

Cash and cash equivalents	166,890	220,777
Restricted cash	124,261	128,806
Pledged government securities, net	90,524	92,918
Loans and other lending investments, net	273	1,512
Investment in joint ventures	1,404	3,650
Assets held for sale, net	857
Tenant and other receivables, net	46,499	44,788
Derivative instruments, at fair value	-	4
Acquired lease assets, net of accumulated amortization of $164,861 and $147,366	298,358	310,207
Deferred costs, net of accumulated amortization of $35,413 and $29,929	6,997	8,156
Other assets	14,280	15,210
Subtotal	3,025,258	3,104,480

Assets of Consolidated Variable Interest Entities ("VIEs"):
Real estate investments, at cost:
Land	21,967	26,486
Building and improvements	4,083	18,970
Less: accumulated depreciation	(207)	(208)
Total real estate investments directly owned	25,843	45,248

Cash and cash equivalents	58	68
Restricted cash	155,685	116,591
Loans and other lending investments, net	1,101,841	1,122,016
Commercial mortgage-backed securities - available for sale	897,187	31,889
Commercial mortgage-backed securities - held to maturity	-	973,278
Assets held for sale, net	9,912	28,660
Derivative instruments, at fair value	1,912	1,632
Accrued interest	31,146	29,784
Acquired lease assets, net of accumulated amortization of $0 and $153	-	5,546
Deferred costs, net of accumulated amortization of $28,692 and $25,760	11,782	14,744
Other assets	18,099	18,057
Subtotal	2,253,465	2,387,513

Total assets	$5,278,723	$5,491,993

Gramercy Capital Corp.
Condensed Consolidated Balance Sheets
(Unaudited, dollar amounts in thousands, except share and per share data)

	June 30,	December 31,
	2011	2010
Liabilities and Equity:
Liabilities:
Mortgage notes payable	$1,618,120	$1,640,671
Mezzanine notes payable	549,456	549,713
Total secured and other debt	2,167,576	2,190,384

Accounts payable and accrued expenses	52,997	57,688
Dividends payable	19,695	16,114
Accrued interest payable	22,274	6,934
Deferred revenue	145,477	152,601
Below market lease liabilities, net of accumulated amortization of $257,985 and $223,256	658,443	691,592
Leasehold interests, net of accumulated amortization of $9,311 and $7,770	16,207	17,027
Liabilities related to assets held for sale	7	-
Other liabilities	-	734
Subtotal	3,082,676	3,133,074

Non-Recourse Liabilities of Consolidated VIEs:
Collateralized debt obligations	2,580,266	2,682,321
Total secured and other debt	2,580,266	2,682,321

Accounts payable and accrued expenses	4,169	1,438
Accrued interest payable	3,151	4,818
Deferred revenue	142	188
Below market lease liabilities, net of accumulated amortization of $0 and $26	-	1,556
Liabilities related to assets held for sale	-	531
Derivative instruments, at fair value	155,921	157,932
Other Liabilities	764	3,128
Subtotal	2,744,413	2,851,912

Total liabilities	5,827,089	5,984,986

Commitments and contingencies	-	-

Equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 49,999,739 and 49,984,559 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively.	50	50
Series A cumulative redeemable preferred stock, par value $0.001, liquidation preference $88,146, 4,600,000 shares authorized, 3,525,822 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively.	85,235	85,235
Additional paid-in-capital	1,078,698	1,078,198
Accumulated other comprehensive loss	(237,089)	(160,785)
Accumulated deficit	(1,476,163)	(1,496,594)
Total Gramercy Capital Corp. stockholders' equity	(549,269)	(493,896)
Non-controlling interest	903	903
Total equity	(548,366)	(492,993)
Total liabilities and equity	$5,278,723	$5,491,993

Gramercy Capital Corp.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended		For the Year Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010	December 31, 2010

Net income (loss) available to common stockholders	$15,472	$6,716	$20,431	$(18,052)	$(968,773)
Add:
Depreciation and amortization	20,147	28,228	40,588	57,793	115,051
FFO adjustments for unconsolidated joint ventures	1,096	1,080	2,192	2,160	4,347
Less:
Non real estate depreciation and amortization	(1,823)	(1,936)	(3,630)	(4,121)	(7,925)
Gain on sale of real estate	(1,437)	(350)	(2,374)	(1,391)	(13,302)
Funds from operations	$33,455	$33,738	$57,207	$36,389	$(870,602)

Funds from operations per share - basis	$0.67	$0.68	$1.14	$0.73	$(17.44)

Funds from operations per share - diluted	$0.66	$0.67	$1.13	$0.73	$(17.44)